UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 130 Burlington, Massachusetts	01803-4238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 270-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 28, 2010, CIRCOR International, Inc. (“CIRCOR”) issued a press release announcing that the U.S. Bankruptcy Court for the District of Delaware entered an order on October 28, 2010 approving and confirming the amended pre-negotiated Chapter 11 reorganization plan (the “Reorganization Plan”) filed by its wholly owned subsidiary, Leslie Controls, Inc. (“Leslie”), on July 12, 2010. The Reorganization Plan is intended to permanently resolve Leslie’s asbestos liability through the creation of a trust pursuant to Section 524(g) of the U.S. Bankruptcy Code. All current and future asbestos claims against Leslie would be channeled to the trust for review and payment, thus providing both Leslie and CIRCOR with permanent court protection from such claims.

Leslie is currently awaiting review and approval of the 524(g) trust aspects of the Reorganization Plan by the U.S. District Court for the District of Delaware. Upon entry of such a District Court order and absent a stay pending appeal, Leslie and CIRCOR would fund the trust once various closing conditions are satisfied and the plan becomes effective. Leslie’s final emergence from bankruptcy and distributions from the trust to claimants would not occur until any appeals from the District Court’s order are favorably resolved, although CIRCOR and Leslie believe that any such appeals would be without merit.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of CIRCOR International, Inc., dated October 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCOR International, Inc.

Date: October 28, 2010	By:	/s/ Alan J. Glass
	Name:	Alan J. Glass
	Title:	Vice President, General Counsel & Secretary